UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2009

KBS REAL ESTATE INVESTMENT TRUST II, INC.

(Exact name of registrant specified in its charter)

Maryland	000-53649	26-0658752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Purchase and Sale Agreement for the Willow Oaks Corporate Center

KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, has entered into a purchase and sale agreement to purchase three office buildings containing 570,038 rentable square feet located on approximately 11.4 acres of land located in Fairfax, Virginia (the “Willow Oaks Corporate Center”). Effective on August 5, 2009, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with Cognac Willow Oaks, LLC (the “Seller”) to purchase the Willow Oaks Corporate Center. On August 18, 2009, the Advisor assigned this purchase and sale agreement to an indirect wholly owned subsidiary of the Company for $2.0 million, which is the amount of the first deposit under the purchase and sale agreement.

Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. The seller is not affiliated with the Company or the Advisor.

The purchase price of the Willow Oaks Corporate Center is approximately $112.2 million plus closing costs. The Company would fund the purchase of the Willow Oaks Corporate Center with proceeds from its ongoing initial public offering, but may later place mortgage debt on the property.

The Willow Oaks Corporate Center is located at 8260, 8270 and 8280 Willow Oaks Corporate Drive in Fairfax, Virginia on approximately 11.4 acres of land. The Willow Oaks Corporate Center was built in 1986, 1989 and 2003, respectively, and is 94% leased to 14 tenants, including two tenants in the IT services and business solutions industry that together occupy approximately 40% of total rentable square feet in the Willow Oaks Corporate Center.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $5.0 million of earnest money.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: August 24, 2009	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chairman of the Board, Chief Executive Officer and Director

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